UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2018

GENTEX CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	0-10235	38-2030505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 North Centennial Street Zeeland, Michigan		49464
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (616) 772-1800
_____________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 -	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2018, the Board of Directors of Gentex Corporation (the “Company”) appointed Brian Walker as a director, effective immediately.  The initial term as a director for Mr. Walker will expire at the Company’s 2019 annual meeting of shareholders, unless he is re-nominated as a director, and elected by shareholders at the annual meeting.

Prior to joining the board of the Company, Mr. Walker was employed for 29 years by Herman Miller, Inc. where he served as President and Chief Executive Officer for 14 years, and as Chief Operating Officer, Chief Financial Officer, and Executive Vice President in prior roles. Mr. Walker currently serves as lead director of Briggs and Stratton Corporation, where he chairs the Compensation Committee and serves on its Finance Committee. Mr. Walker is also a member of the board of directors of Cooper Tire & Rubber Company and Universal Forest Products, Inc., where he serves as the Audit Committee chairman. Mr. Walker is a certified public accountant and a graduate of Michigan State University.

Mr. Walker will receive compensation for his service on the Board of Directors in accordance with the Company’s non-employee director compensation program (as described further in Part III, Item 11 and Exhibit 10.15 to the Company’s Annual Report on Form 10-K filed February 21, 2018, which are incorporated herein by reference), including annual retainers and stock option grants under the Company’s 2012 Amended and Restated Non-employee Director Stock Option Plan, prorated to reflect his appointment date. The Company also entered into a standard form indemnity agreement with Mr. Walker effective upon his appointment to the Board of Directors (which indemnity agreement form was included as Exhibit 10.10 to the Company's Annual Report on Form 10-K filed February 21, 2018).

There are no arrangements or understandings between Mr. Walker and any other persons pursuant to which he was appointed to the Board of Directors, except that Mr. Walker obtained Company consent to sit on four public company boards of directors in accordance with the Company's Board of Directors Attendance and Overboarding Policy. There are no family relationships between Mr. Walker and any director, officer, or any person nominated or chosen by the Company to become a director or officer. There are no related party transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. Walker and the Company. Mr. Walker has been determined by the Board of Directors to be independent in accordance with the current standards of the NASDAQ Global Select Market based on information he provided.

A copy of the Company's News Release concerning the foregoing announcements is attached as Exhibit 99.1.

Section 8.     Other Events

Item 8.01    Other Events

On November 16, 2018, Matt Chiodo, Vice President of Sales of the Company, entered into a stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 providing for a third-party broker to sell shares of common stock of the Company that Mr. Chiodo may acquire upon the vesting of the 4,000 restricted shares of common stock awarded to Mr. Chiodo on March 28, 2014, which vesting is anticipated to occur on March 28, 2019, and in respect to 3,000 shares of common stock issuable upon exercise of stock options awarded to Mr. Chiodo in 2014. Options will be exercised and/or shares will be sold under the stock trading plan on the open market over the period of time and according to the other parameters set forth under the stock trading plan. The stock trading plan terminates on April 14, 2019.

On November 16, 2018, Neil Boehm, Vice President of Engineering and Chief Technology Officer of the Company, entered into a stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 providing for a third-party broker to sell shares of common stock of the Company that Mr. Boehm may acquire upon the vesting of the 6,920 restricted shares of common stock awarded to Mr. Boehm on March 28, 2014, which vesting is anticipated to occur on March 28, 2019, and in respect to 2,686 shares of common stock issuable upon exercise of stock options awarded to Mr. Boehm in 2014. Options will be exercised and/or shares will be sold under the stock trading plan on the open market over the period of time and according to the other parameters set forth under the stock trading plan. The stock trading plan terminates on April 14, 2019.

Rule 10b5-1 trading plans are permitted under the Company’s insider trading policy and other policies, and, to the extent required, transactions under such trading plans will be disclosed publicly through Form 144 and/or Form 4 filings with the Securities and Exchange Commission. Except as may be required by law, the Company does not undertake any obligation to report Rule 10b5-1 plans by officers or directors of the Company in the future, or to report modifications or terminations of any such plans, whether or not any such plans were publicly announced.

Section 9.    Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits

(d)        Exhibit 99.1

News Release Dated November 19, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 19, 2018                        GENTEX CORPORATION
(Registrant)

By /s/ James Wallace
James Wallace
Chairman of the Board of Directors